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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the inclusion in the current report on Form 8-K of Entertainment Properties Trust ("EPR") of our reports dated March 1, 2004, relating to the audited historical statements of revenues and certain operating expenses of Courtney Square Limited Partnership, Oakville Centrum Limited Partnership, Whitby Centrum Limited Partnership and Kanata Centrum Limited Partnership for the year ended December 31, 2003 and to the incorporation by reference to those reports in the registration statement on Form S-3/S-11 of EPR for $400,000,000 in securities and in the reports filed by EPR under the Securities Exchange Act of 1934, and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ BDO Dunwoody LLP
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BDO Dunwoody LLP

March 10, 2004